Exhibit 99.1

Bank One Issuance Trust

Excess Spread Analysis

		Jun-03	May-03	Apr-03
Yield		15.98%	15.47%	15.66%
Less:	Coupon	1.97%	2.09%	2.11%
	Servicing Fee	1.50%	1.50%	1.50%
	Net Credit Losses	5.21%	5.51%	5.23%
Excess Spread		7.30%	6.37%	6.82%

Three Month Average Excess Spread		6.83%	6.82%	6.86%

Delinquency:
	30 to 59 days	1.25%	1.26%	1.24%
	60 to 89 days	0.86%	0.87%	0.88%
	90 + days	1.84%	1.86%	1.85%
	Total	3.95%	3.99%	3.97%

Payment Rate		18.34%	18.38%	18.21%